Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS THIRD QUARTER 2023 RESULTS

●Third quarter comparable store sales growth of 8.7%
●17% increase in third quarter diluted earnings per share to $10.72
●$2.5 billion net cash provided by operating activities year-to-date

Springfield, MO, October 25, 2023 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq:  ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenue and earnings for its third quarter ended September 30, 2023.

3rd Quarter Financial Results

Greg Johnson, O’Reilly’s CEO, commented, “We are pleased to once again report another quarter of strong performance and profitable growth, highlighted by an 8.7% increase in comparable store sales and a 17% increase in diluted earnings per share to $10.72.  Team O’Reilly’s consistent execution of our proven dual market strategy and dedication to our culture of excellent customer service resulted in another quarter of mid-teen professional and solid DIY comparable store sales growth.  Our profitable growth is the direct result of our Team Members’ hard work and unwavering commitment to providing the highest level of service in our industry, and I would like to thank each of them for their ongoing contributions to our long-term success.”

Sales for the third quarter ended September 30, 2023, increased $405 million, or 11%, to $4.20 billion from $3.80 billion for the same period one year ago.  Gross profit for the third quarter increased 12% to $2.16 billion (or 51.4% of sales) from $1.93 billion (or 50.9% of sales) for the same period one year ago.  Selling, general and administrative expenses (“SG&A”) for the third quarter increased 12% to $1.26 billion (or 30.1% of sales) from $1.13 billion (or 29.8% of sales) for the same period one year ago.  Operating income for the third quarter increased 12% to $897 million (or 21.3% of sales) from $804 million (or 21.2% of sales) for the same period one year ago.

Net income for the third quarter ended September 30, 2023, increased $64 million, or 11%, to $650 million (or 15.5% of sales) from $585 million (or 15.4% of sales) for the same period one year ago.  Diluted earnings per common share for the third quarter increased 17% to $10.72 on 61 million shares versus $9.17 on 64 million shares for the same period one year ago.

Year-to-Date Financial Results

Mr. Johnson continued, “As a result of our strong year-to-date performance and a solid start to the fourth quarter thus far in October, we are raising our full-year 2023 comparable store sales guidance to a range of 7.0% to 8.0%.  We face our most challenging sales comparisons of the year in the fourth quarter, as we lap the 9.0% comparable store sales increase in the fourth quarter last year.  Our Team has demonstrated the ability to drive sustained robust sales growth on top of increasingly challenging comparisons, and we are very pleased with the compounding share gains we continue to earn quarter after quarter.”

Mr. Johnson concluded, “Year-to-date, we have opened 140 net, new stores, and we are on track to achieve our goal of 180 to 190 net, new store openings in 2023.  We remain very pleased with the performance of our new stores and are confident in our ability to profitably grow in new and existing markets, driven by our Team’s ability to gain market share by relentlessly providing industry-leading customer service, supported by best-in-class parts availability.  Looking ahead into next year, we are pleased to announce an increase to our expected annual new store openings with our 2024 new store opening target of 190 to 200 net, new store openings.”

Sales for the first nine months of 2023 increased $1.21 billion, or 11%, to $11.98 billion from $10.77 billion for the same period one year ago.  Gross profit for the first nine months of 2023 increased 11% to $6.14 billion (or 51.2% of sales) from $5.53 billion (or 51.3% of sales) for the same period one year ago.  SG&A for the first nine months of 2023 increased 13% to $3.67 billion (or 30.6% of sales) from $3.26 billion (or 30.2% of sales) for the same period one year ago.  Operating income for the first nine months of 2023 increased 9% to $2.47 billion (or 20.6% of sales) from $2.27 billion (or 21.1% of sales) for the same period one year ago.

Net income for the first nine months of 2023 increased $150 million, or 9%, to $1.79 billion (or 15.0% of sales) from $1.64 billion (or 15.3% of sales) for the same period one year ago.  Diluted earnings per common share for the first nine months of 2023 increased 16% to $29.20 on 61 million shares versus $25.08 on 66 million shares for the same period one year ago.

3rd Quarter Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for U.S. stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores, and sales to Team Members.  Online sales for ship-to-home orders and pick-up-in-store orders for U.S. stores open at least one year are included in the comparable store sales calculation.  Comparable store sales increased 8.7% for the third quarter ended September 30, 2023, on top of 7.6% for the same period one year ago.  Comparable store sales increased 9.4% for the nine months ended September 30, 2023, on top of 5.6% for the same period one year ago.

Share Repurchase Program

During the third quarter ended September 30, 2023, the Company repurchased 0.9 million shares of its common stock, at an average price per share of $938.11, for a total investment of $800 million.  During the first nine months of 2023, the Company repurchased 3.0 million shares of its common stock, at an average price per share of $874.99, for a total investment of $2.59 billion.  Excise tax on shares repurchased, assessed at one percent of the fair market value of net shares repurchased, was $23.8 million for the first nine months of 2023.  Subsequent to the end of the third quarter and through the date of this release, the Company repurchased an additional 0.5 million shares of its common stock, at an average price per share of $910.21, for a total investment of $420 million.  The Company has repurchased a total of 93.9 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $245.24, for a total aggregate investment of $23.04 billion.  As of the date of this release, the Company had approximately $712 million remaining under its current share repurchase authorization.

Updated Full-Year 2023 Guidance

The table below outlines the Company’s updated guidance for selected full-year 2023 financial data:

For the Year Ending
December 31, 2023
Net, new store openings	180 to 190
Comparable store sales	7.0% to 8.0%
Total revenue	$15.7 billion to $15.8 billion
Gross profit as a percentage of sales	50.8% to 51.3%
Operating income as a percentage of sales	19.8% to 20.3%
Effective income tax rate	22.5%
Diluted earnings per share (1)	$37.80 to $38.30
Net cash provided by operating activities	$2.8 billion to $3.2 billion
Capital expenditures	$900 million to $950 million
Free cash flow (2)	$1.9 billion to $2.2 billion
(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)	Free cash flow is a non-GAAP financial measure. The table below reconciles Free cash flow guidance to Net cash provided by operating activities guidance, the most directly comparable GAAP financial measure:

		For the Year Ending
(in millions)		December 31, 2023
Net cash provided by operating activities		$2,820	to	$3,180
Less:	Capital expenditures	900	to	950
	Excess tax benefit from share-based compensation payments	20	to	30
Free cash flow		$1,900	to	$2,200

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation, and rent (“EBITDAR”) and free cash flow.  The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the table above and the selected financial information below.

Earnings Conference Call Information

The Company will host a conference call on Thursday, October 26, 2023, at 10:00 a.m. Central Time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website at www.OReillyAuto.com by clicking on “Investor Relations” and then “News Room.”  Interested analysts are invited to join the call.  The dial-in number for the call is (888) 506-0062 and the conference call identification number is 209629.  A replay of the conference call will be available on the Company’s website through Friday, October 25, 2024.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment, and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities, and other programs.  As of September 30, 2023, the Company operated 6,111 stores across 48 U.S. states, Puerto Rico, and Mexico.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend,” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues, and future performance.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties, and assumptions, including, but not limited to, the economy in general; inflation; consumer debt levels; product demand; a public health crisis; the market for auto parts; competition; weather; tariffs; availability of key products and supply chain disruptions; business interruptions, including terrorist activities, war and the threat of war; failure to protect our brand and reputation; challenges in international markets; volatility of the market price of our common stock; our increased debt levels; credit ratings on public debt; historical growth rate sustainability; our ability to hire and retain qualified employees; risks associated with the performance of acquired businesses; damage, failure or interruption of information technology systems, including information security and cyber-attacks; and governmental regulations.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2022, and subsequent Securities and Exchange Commission filings, for additional factors that could materially affect the Company’s financial performance.  Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor Relations Contacts
Mark Merz (417) 829-5878
Eric Bird (417) 868-4259

Media Contact
Sonya Cox (417) 829-5709

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2023	September 30, 2022	December 31, 2022
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$82,664	$67,060	$108,583
Accounts receivable, net	399,654	338,122	343,155
Amounts receivable from suppliers	156,727	135,584	127,019
Inventory	4,631,511	4,137,945	4,359,126
Other current assets	107,156	82,045	110,376
Total current assets	5,377,712	4,760,756	5,048,259

Property and equipment, at cost	8,136,342	7,291,681	7,438,065
Less: accumulated depreciation and amortization	3,248,165	2,947,861	3,014,024
Net property and equipment	4,888,177	4,343,820	4,424,041

Operating lease, right-of-use assets	2,213,884	2,109,581	2,112,267
Goodwill	895,399	881,102	884,445
Other assets, net	176,666	142,769	158,967
Total assets	$13,551,838	$12,238,028	$12,627,979

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$6,199,816	$5,574,098	$5,881,157
Self-insurance reserves	128,892	142,390	138,926
Accrued payroll	124,040	109,095	126,888
Accrued benefits and withholdings	170,550	167,452	166,433
Income taxes payable	325,693	63,916	—
Current portion of operating lease liabilities	385,942	360,529	366,721
Other current liabilities	496,149	423,999	383,692
Total current liabilities	7,831,082	6,841,479	7,063,817

Long-term debt	5,102,350	4,370,772	4,371,653
Operating lease liabilities, less current portion	1,895,991	1,809,241	1,806,656
Deferred income taxes	282,894	218,087	245,347
Other liabilities	199,990	203,912	201,258

Shareholders’ equity (deficit):
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
59,621,138 as of September 30, 2023,
62,798,821 as of September 30, 2022, and
62,353,221 as of December 31, 2022	596	628	624
Additional paid-in capital	1,341,163	1,292,725	1,311,488
Retained deficit	(3,132,517)	(2,494,833)	(2,375,860)
Accumulated other comprehensive income (loss)	30,289	(3,983)	2,996
Total shareholders’ deficit	(1,760,469)	(1,205,463)	(1,060,752)

Total liabilities and shareholders’ deficit	$13,551,838	$12,238,028	$12,627,979

Note:  The balance sheet at December 31, 2022, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Sales	$4,203,380	$3,798,619	$11,980,235	$10,765,367
Cost of goods sold, including warehouse and distribution expenses	2,042,917	1,863,657	5,842,861	5,237,615
Gross profit	2,160,463	1,934,962	6,137,374	5,527,752

Selling, general and administrative expenses	1,263,241	1,130,768	3,669,734	3,255,478
Operating income	897,222	804,194	2,467,640	2,272,274

Other income (expense):
Interest expense	(51,361)	(43,164)	(145,520)	(115,389)
Interest income	1,292	1,435	2,920	2,627
Other, net	(486)	(616)	8,179	(7,104)
Total other expense	(50,555)	(42,345)	(134,421)	(119,866)

Income before income taxes	846,667	761,849	2,333,219	2,152,408
Provision for income taxes	196,840	176,411	539,142	508,330
Net income	$649,827	$585,438	$1,794,077	$1,644,078

Earnings per share-basic:
Earnings per share	$10.82	$9.25	$29.46	$25.30
Weighted-average common shares outstanding – basic	60,082	63,288	60,905	64,979

Earnings per share-assuming dilution:
Earnings per share	$10.72	$9.17	$29.20	$25.08
Weighted-average common shares outstanding – assuming dilution	60,590	63,860	61,445	65,566

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Nine Months Ended
	September 30,
	2023	2022
Operating activities:
Net income	$1,794,077	$1,644,078
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	296,583	258,048
Amortization of debt discount and issuance costs	3,597	3,490
Deferred income taxes	35,982	42,673
Share-based compensation programs	21,948	18,913
Other	3,574	716
Changes in operating assets and liabilities:
Accounts receivable	(58,658)	(69,965)
Inventory	(263,896)	(450,991)
Accounts payable	315,910	878,501
Income taxes payable	353,366	73,853
Other	15,172	(46,296)
Net cash provided by operating activities	2,517,655	2,353,020

Investing activities:
Purchases of property and equipment	(753,958)	(388,820)
Proceeds from sale of property and equipment	10,461	10,829
Investment in tax credit equity investments	(4,150)	(5,262)
Other	(2,126)	(448)
Net cash used in investing activities	(749,773)	(383,701)

Financing activities:
Proceeds from borrowings on revolving credit facility	3,227,000	785,800
Payments on revolving credit facility	(3,227,000)	(785,800)
Net proceeds from commercial paper	1,025,075	—
Proceeds from the issuance of long-term debt	—	847,314
Principal payments on long-term debt	(300,000)	(300,000)
Payment of debt issuance costs	(39)	(6,442)
Repurchases of common stock	(2,590,980)	(2,861,557)
Net proceeds from issuance of common stock	71,604	56,575
Other	(354)	(350)
Net cash used in financing activities	(1,794,694)	(2,264,460)

Effect of exchange rate changes on cash	893	88
Net decrease in cash and cash equivalents	(25,919)	(295,053)
Cash and cash equivalents at beginning of the period	108,583	362,113
Cash and cash equivalents at end of the period	$82,664	$67,060

Supplemental disclosures of cash flow information:
Income taxes paid	$147,128	$392,490
Interest paid, net of capitalized interest	127,085	99,674

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

		For the Twelve Months Ended
		September 30,
Adjusted Debt to EBITDAR:		2023	2022
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$5,102,350	$4,370,772
Add:	Letters of credit	111,732	101,741
	Unamortized discount and debt issuance costs	27,650	29,228
	Six-times rent expense	2,507,928	2,318,454
Adjusted debt		$7,749,660	$6,820,195

GAAP net income		$2,322,649	$2,163,051
Add:	Interest expense	187,851	150,121
	Provision for income taxes	656,817	633,581
	Depreciation and amortization	396,468	348,611
	Share-based compensation expense	29,493	25,025
	Rent expense (i)	417,988	386,409
EBITDAR		$4,011,266	$3,706,798

Adjusted debt to EBITDAR		1.93	1.84

(i)	The table below outlines the calculation of Rent expense and reconciles Rent expense to Total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the twelve months ended September 30, 2023 and 2022 (in thousands):

		For the Twelve Months Ended
		September 30,
		2023	2022
Total lease cost, per ASC 842		$495,360	$460,299
Less:	Variable non-contract operating lease components, related to property taxes and insurance	77,372	73,890
Rent expense		$417,988	$386,409

	September 30,
	2023	2022
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.7	1.7
Average inventory per store (in thousands) (2)	$758	$697
Accounts payable to inventory (3)	133.9%	134.7%

		For the Three Months Ended		For the Nine Months Ended
		September 30,		September 30,
		2023	2022	2023	2022
Reconciliation of Free Cash Flow (in thousands):
Net cash provided by operating activities		$866,286	$961,047	$2,517,655	$2,353,020
Less:	Capital expenditures	293,016	159,899	753,958	388,820
	Excess tax benefit from share-based compensation payments	8,862	8,481	27,852	14,300
	Investment in tax credit equity investments	1	1,182	4,150	5,262
Free cash flow		$564,407	$791,485	$1,731,695	$1,944,638

	For the Three Months Ended		For the Nine Months Ended		For the Twelve Months Ended
	September 30,		September 30,		September 30,
	2023	2022	2023	2022	2023	2022
Store Count:
Beginning domestic store count	6,027	5,873	5,929	5,759	5,910	5,740
New stores opened	36	38	136	153	156	172
Stores closed	—	(1)	(2)	(2)	(3)	(2)
Ending domestic store count	6,063	5,910	6,063	5,910	6,063	5,910

Beginning Mexico store count	44	27	42	25	28	22
New stores opened	4	1	6	3	20	6
Ending Mexico store count	48	28	48	28	48	28

Total ending store count	6,111	5,938	6,111	5,938	6,111	5,938

	For the Three Months Ended		For the Twelve Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Store and Team Member Information: (4)
Total employment	88,219	84,050
Square footage (in thousands)	46,258	44,373
Sales per weighted-average square foot (5)	$89.99	$84.54	$339.76	$316.37
Sales per weighted-average store (in thousands) (6)	$683	$634	$2,564	$2,373

(1)	Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.
(2)	Calculated as inventory divided by store count at the end of the reported period.
(3)	Calculated as accounts payable divided by inventory.
(4)	Represents O’Reilly’s U.S. and Puerto Rico operations only.
(5)	Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions, or closures.
(6)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions, or closures.